Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-8 Nos. 333‑191992, 333-203097, 333-210185, 333-216388 and 333-223292) pertaining to the 2008 Stock Plan and 2013 Stock Incentive Plan of Veracyte, Inc.,

(2)	Registration Statement (Form S-8 No. 333-205206) pertaining to the Employee Stock Purchase Plan of Veracyte, Inc., and

(3)	Registration Statements (Forms S-3 Nos. 333-204368, 333-205204, and 333-224576) of Veracyte, Inc.;

of our reports dated February 25, 2019, with respect to the financial statements of Veracyte, Inc. and the effectiveness of internal control over financial reporting of Veracyte, Inc. included in this Annual Report (Form 10-K) of Veracyte, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California
February 25, 2019